(e)(1)(i)

AMENDED SCHEDULE A

with respect to the

UNDERWRITING AGREEMENT

between

VOYA FUNDS TRUST

and

VOYA INVESTMENTS DISTRIBUTOR, LLC

Name of Fund

Voya Floating Rate Fund
Voya GNMA Income Fund
Voya High Yield Bond Fund
Voya Intermediate Bond Fund
Voya Short Term Bond Fund
Voya Strategic Income Opportunities Fund